REFERRAL AGREEMENT

THIS REFERRAL AGREEMENT (this "Agreement"), dated as of September __, 1998 is made by and between AUTOCONNECT, L.L.C. a Delaware Limited Liability Company whose address is 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319 ("AUTOCONNECT"), and ELECTRONIC VEHICLE REMARKETING, INC., a Delaware corporation whose address is 270 South Service Road, Melville, New York 11747 ("EVRI"), with reference to the following facts:

A.  AUTOCONNECT  owns and  operates a World  Wide Web site,  the URL of which is
http://www.autoconnect.com   (the   "AUTOCONNECT   Site"),   pursuant  to  which
AUTOCONNECT offers to Consumers information relating to automobiles.

B. EVRI is in the business of operating a World Wide Web site, the URL is of which is http://www.CarFinance.com (the "Finance Site" or "EVRI Site").

C. AUTOCONNECT and EVRI desire to enter into an agreement pursuant to which AUTOCONNECT will promote and link to a co-branded version of the EVRI Site.

NOW, THEREFORE, the parties hereby agree as follows:

1. Certain Definitions.

Each of the terms defined in this Section 1. 1 shall have the following respective meanings:

"AUTOCONNECT Consumer" means a Viewer of the AUTOCONNECT Site.

"Co-Branded EVRI Site" means the version of the EVRI Site co-branded with AUTOCONNECT marks (i.e. the Pages of the EVRI Site that are linked to the AUTOCONNECT Site), and that (i) is created and designed by EVRI for direct access by AUTOCONNECT Consumers from the AUTOCONNECT Site, (ii) "mirrors," to the extent necessary or appropriate, the Pages of the Finance Site that are intended to be accessed by Viewers who are not AUTOCONNECT Consumers, and (iii) provides AUTOCONNECT Consumers the capability to make Finance Submissions.

"EVRI Icons" means one or more Icons of customary size and design that are displayed by AUTOCONNECT in the AUTOCONNECT Site and that, when clicked on by an AUTOCONNECT Consumer, will link such AUTOCONNECT Consumer to the Co-Branded EVRI Site.

"Accepted Financing Submissions" shall mean the net number of Financing Submissions made by AUTOCONNECT Consumers which are accepted by EVRI for processing, which number shall be determined for any period by taking the total number of Financing Submissions made during such period and subtracting (i) any such Financing Submission that is identified by EVRI as either made with fraudulent intent or is not bona fide (e.g. does not include truthful responses to the material items of information that EVRI needs in order to process a Financing Submission), and (ii) any such Financing Submission that is a duplicate of a prior Financing Submission.

"Funded Financing Submission" means an Accepted Financing Submission that results in the origination of a lease or loan by a financing source provided through EVRI.

"Financing Yield" means, for a specified period, a fraction, the denominator of which is the number of Accepted Financing Submissions made during such period and the numerator of which is the number of such Submissions that resulted in the AUTOCONNECT Consumers who made such Submissions subsequently acquiring vehicle financing from or through EVRI.

"Icon" means a graphic, highlighted text or other visual cue displayed on a Page that, when clicked on by a Viewer, provides a link to another Page.

"Page" means a portion of a Website consisting of one or more screen displays that are accessible through a separately addressable URL.

"Post-Submission Page" means one or more Pages of the AUTOCONNECT Site that are immediately and automatically accessed by an AUTOCONNECT Consumer upon such AUTOCONNECT Consumer's making of a Submission.

"Term" has the meaning set forth in Section 4.1 hereof.

"URL" means "uniform resource locator," the address by which the Internet locates and retrieves a Page.

"Vehicle Pricing Information" means information concerning the actual or estimated prices of new vehicles, used vehicles and/or available options.

"Viewer" means an individual viewing a Page.

"Yield" means the Financing Yield.

2. AUTOCONNECT's and EVRI's Obligations.

2.1 AUTOCONNECT covenants to EVRI that, during the Term:

2.1.1 AUTOCONNECT shall, on the later of (i) fifteen (15) days from the date of EVRI's delivery of properly formatted graphic files under Section 2.2 hereof and
(ii) thirty days from the effective date of this Agreement, display the EVRI Icons on such pages of the AUTOCONNECT Site that are mutually agreed upon by EVRI and AUTOCONNECT. AUTOCONNECT shall initially display these Icons and the Co-Branded EVRI Site only to AUTOCONNECT Consumers who reside in the State of Florida, and will expand this AUTOCONNECT Consumer audience to include all AUTOCONNECT Consumers on a date mutually agreed upon by EVRI and AUTOCONNECT.

2.1.2 AUTOCONNECT agrees to operate the AUTOCONNECT Site, and to use all commercially reasonable efforts to maintain the availability and accessibility of the AUTOCONNECT Site, on a 24-hour, seven days per week basis, excluding routine maintenance. EVRI acknowledges that AUTOCONNECT is not responsible for downtime due to technical problems relating to the internet or experienced by AUTOCONNECT's service providers.

2.2 EVRI covenants to AUTOCONNECT that, during the Term:

2.2.1 EVRI shall create and host, or arrange for the creation and hosting, of the Co-Branded EVRI Site on the World Wide Web at www.CarFinance.com/Autoconnect, and hereby grants AUTOCONNECT the right to establish links from the AUTOCONNECT Site to the Co-Branded EVRI Site. The Co-Branded EVRI Site shall consist of a number of related Pages that, when accessed through an EVRI Icon: (i) advises the AUTOCONNECT Consumer of the availability of vehicle financing; (ii) solicits information for the purpose of qualifying such AUTOCONNECT Consumer for the financing desired by such AUTOCONNECT Consumer; (iii) offers vehicle financing to qualified AUTOCONNECT Consumers; and (iv) if such financing is accepted by the AUTOCONNECT Consumer, completes arrangements for the making of the financing available to the AUTOCONNECT Consumer. EVRI also agrees to permit AUTOCONNECT to extract content selected by AUTOCONNECT and agreed to by EVRI (the "AUTOCONNECT Selected Content") from the Co-Branded EVRI Site to incorporate such content into the AUTOCONNECT Site. EVRI grants to AUTOCONNECT a royalty-free license to use copy, publicly display and distribute the AUTOCONNECT Selected Content, and to create derivative works on the AUTOCONNECT Selected Content, on the AUTOCONNECT Site. EVRI and AUTOCONNECT will mutually agree upon the content of the Co-Branded EVRI Site, including such content as the inclusion of third party advertising or solicitations. EVRI shall not engage in any marketing or sales efforts that disparage or dismiss AUTOCONNECT or AUTOCONNECT dealer customers. AUTOCONNECT shall not engage in any marketing or sales efforts that disparage or dismiss EVRI or NationsBank customers.

2.2.2 EVRI agrees to operate the Co-Branded EVRI Site, and to use all reasonable efforts to maintain the availability and accessibility of each of the Co-Branded EVRI Site to AUTOCONNECT Consumers, on a 24-hour, 7 days per week basis, excluding routine maintenance. AUTOCONNECT acknowledges that EVRI is not responsible for downtime due to technical problems relating to the Internet or experienced by EVRI's service providers.

2.2.3 The Co-Branded EVRI Site shall not include any Icon linking an AUTOCONNECT Consumer to any Page or Website other than (i) another Page within the Co-Branded EVRI Site, or (ii) the Page. accessed through the Return Icon, for the purpose of attempting to induce each AUTOCONNECT Consumer who has completed its access of such Co-Branded EVRI Site to return to the AUTOCONNECT Site.

2.2.4 EVRI shall post to a designated, password-protected EVRI website, on a daily basis, a file containing the names of all of the AUTOCONNECT Consumers making up the Financing Submissions, including the names of all the AUTOCONNECT Consumers who have been declined credit for Financing. EVRI shall also provide AUTOCONNECT, on a monthly basis, a series of activity reports that include the aggregate information detailed in Exhibit 1. During the Florida pilot, EVRI shall provide the information listed in Exhibit 1 as responsive to "Phase I." At such time as AUTOCONNECT offers links to the Co-Branded EVRI Site nationwide, and AUTOCONNECT delivers a minimum of one hundred (100) funded applications in a calendar month, EVRI shall provide the information listed in Exhibit 1 as responsive to "Phase II," in addition to Phase I. Although additional information listed in Exhibit 1 as responsive to "Phase III" is not currently available, EVRI will use best efforts to acquire and provide this information to AUTOCONNECT by July, 1999. AUTOCONNECT agrees to use this information only for internal planning purposes and for evaluation of its rights under this Agreement.

2.2.5 EVRI alone shall be responsible for the Co-Branded EVRI Site. EVRI shall abide by all Federal, State and local laws and regulations and financial and automotive industry rules applicable to financing and credit and any products or services offered through the Co-Branded EVRI Site. EVRI understands and acknowledges that although AUTOCONNECT may promote and provide links from the AUTOCONNECT Site to the Co-Branded EVRI Site and may incorporate the AUTOCONNECT Selected Content into the AUTOCONNECT Site pursuant to this Agreement, and although the Co-Branded EVRI Site will be co-branded with AUTOCONNECT Marks, AUTOCONNECT cannot and does not undertake to review, fact-check or edit the Co-Branded EVRI Site, or ensure the proper, safe and lawful provision of services to users via the Co-Branded EVRI Site. However, should AUTOCONNECT deem any of the content of the Co-Branded EVRI Site that comes to AUTOCONNECT's attention either inappropriate or otherwise objectionable or undesirable (whether for editorial, legal, business or other reasons), AUTOCONNECT reserves the right, but does not assume the obligation, to eliminate any hypertext or other link from the AUTOCONNECT Site to the Co-Branded EVRI Site and/or to demand that such content be removed from the Co-Branded EVRI Site.

2.2.6 EVRI alone shall also be responsible for problems AUTOCONNECT Consumers may have with the automotive financing information and/or services provided by or associated with the Co-Branded EVRI Site. EVRI shall respond to all user comments, questions and complaints promptly and in a courteous and professional manner and will keep a written record of each comment, question or complaint it receives about the information and/or services provided by or associated with the Co-Branded EVRI Site, and will provide these records to AUTOCONNECT upon request.

2.2.7 EVRI shall post a prominent notice on each entry page to the Co-Branded EVRI Site (that is, the page or pages that are first viewed when an AUTOCONNECT Consumer clicks on a link from the AUTOCONNECT Site to any content of the Co-Branded EVRI Site), in a manner and using language satisfactory to AUTOCONNECT, informing Autoconnect Consumers that EVRI is solely responsible for the information and services provided by or associated with the Co-Branded EVRI Site and that AUTOCONNECT assumes no liability for such information and services. The notice shall also provide a functioning e-mail address, telephone number and mailing address for EVRI for comments, questions and complaints from AUTOCONNECT Consumers.

2.3 EVRI and AUTOCONNECT shall cooperate with each other with respect to the preparation of the editorial material to be included on each Post-Submission Page, with the understanding the such material shall, among other things, confirm the receipt by EVRI of the Submission, contain any other post Submission information as is appropriate to display to the AUTOCONNECT Consumer who made such Submission, and transition such AUTOCONNECT Consumer back to the content of the AUTOCONNECT Site.

2.4 EVRI hereby grants to AUTOCONNECT the non-exclusive right to use (i.e. to copy, transmit, distribute and display) during the Term the EVRI Icons in the manner described in this Agreement, as well as EVRI logos, trademarks and service marks (collectively, "EVRI Marks") in print, on-line and other advertising for the AUTOCONNECT Site, and in the AUTOCONNECT Site. EVRI shall have the right to review and approve or disapprove AUTOCONNECT's use of the EVRI Icons and EVRI Marks. All of such use of the EVRI Icons and EVRI Marks shall inure to the benefit of EVRI and shall not create any rights, title or interest in the EVRI Icons and EVRI Marks for AUTOCONNECT. AUTOCONNECT agrees that as between EVRI and AUTOCONNECT, EVRI owns and continues to own exclusively, all right, title and interest in and to the EVRI Icons and the other EVRI Marks in perpetuity.

2.5 AUTOCONNECT hereby grants to EVRI the non-exclusive right to use (i.e. to copy, transmit, distribute and display) during the Term the AUTOCONNECT Icons in the manner described in this Agreement, as well as AUTOCONNECT logos, trademarks and service marks (collectively, "AUTOCONNECT Marks") in print, on-line and other advertising for the Co-Branded EVRI Site, and in the Co-Branded EVRI Site. AUTOCONNECT shall have the right to review and approve or disapprove EVRI's use of the AUTOCONNECT Icons and AUTOCONNECT Marks. All of such use of the
AUTOCONNECT Icons and AUTOCONNECT Marks shall inure to the benefit of AUTOCONNECT and shall not create any rights, title or interest in the AUTOCONNECT Icons and AUTOCONNECT Marks for EVRI. EVRI agrees that as between EVRI and AUTOCONNECT, AUTOCONNECT owns and continues to own exclusively, all right, title and interest in and to the AUTOCONNECT Icons and the other AUTOCONNECT Marks in perpetuity.

3.  Ownership of Content.

3.1 Co-Branded EVRI Site Content. Nothing in this Agreement shall effect a transfer of copyright from EVRI to AUTOCONNECT, and EVRI shall retain all ownership rights, including copyrights, in the Co-Branded EVRI Site (except for content or Marks incorporated into such pages that are owned or provided by AUTOCONNECT) and shall retain all ownership rights, including copyrights, in the Co-Branded EVRI Site and the EVRI web site domain name.

3.2 AUTOCONNECT Site Content. AUTOCONNECT shall own all rights in the AUTOCONNECT Site domain name and in the AUTOCONNECT Site, including, without limitation, all rights of copyright (including all compilation copyrights) in the AUTOCONNECT Site, in the site design, and in all content created or otherwise acquired by AUTOCONNECT, except for the content acquired from EVRI under this Agreement.

4.  Term.

4.1 The term of this agreement shall commence on October 1, 1998 and shall end on October 1, 1999 (the "Term"), unless otherwise extended or terminated as provided herein.

4.2 The Term may be terminated only: (i) by AUTOCONNECT in the event that EVRI does not pay any fees owed by it hereunder within 60 days of the date such fees are due under this Agreement; (ii) by AUTOCONNECT in the event of any other material breach of this Agreement by EVRI; (iii) by EVRI in the event of any material breach of this Agreement by AUTOCONNECT (provided, however, that prior to either party having the right to terminate the Term pursuant to clauses (ii) or (iii), such party shall give the other party written notice specifying such breach and 30 days to cure such breach, or such longer time as may be reasonably necessary to cure such breach if the party in breach acts expeditiously and if the nature of such breach requires a longer period); (iv) by either party, at any time upon not less than 30 days prior written notice, if such party makes the good faith determination that the continued performance by either such party or the other party of its respective obligations under this Agreement would not be feasible or would subject such party to an unreasonable risk of that such party will incur material damages or other material liability; or (v) in accordance with Section 4.4 hereof.

4.3 In the event that the Term is not terminated pursuant to Sections 4.1 or 4.2 hereof and AUTOCONNECT and EVRI continue to perform their respective obligations set forth herein after the expiration of the Term, the Term shall be deemed to have been extended on a month-to-month basis and may thereafter be terminated either: (a) by AUTOCONNECT, on not less than 30 days' written notice to EVRI; or
(b) by EVRI on not less than 30 days' written notice to AUTOCONNECT.

4.4 Either party may terminate this Agreement for any reason upon ninety (90) days prior written notice to the other party.

4.5 The provisions of this Agreement that by their nature would continue beyond expiration, termination or cancellation of this Agreement (including, without limitation, Sections 3, 5, 6, and 7) shall survive any such expiration, termination or cancellation.

5.  Fees.

5.1 As promptly as practicable, but in no event more than 30 days, following (i) September 15, 1998, (ii) the 15th day of each calendar month thereafter during the Term, and (iii) the 15th day of the second calendar month after the month in which the Term expires (each such date a "Calculation Date"), EVRI shall calculate the Fees owed AUTOCONNECT as follows:

5.1.1 EVRI shall calculate a "Submissions Fee," which shall be based on the Financing Yield and shall be equal the product of (i) the Fee Per Financing Submission set forth in the following table that corresponds to such Yield, multiplied by (ii) the number of Accepted Financing Submissions made from the previous Cut-Off Date through the applicable Cut-Off Date:

Financing Yield:  less than 5 %     6-10%  11-15%   16-20%   21% & over

Fee Per
Financing Submission:      [*]

5.1.2 EVRI shall also calculate a "Fundings Fee" by multiplying the number of Funded Financing Submissions since the previous Cut-Off Date by the Fee Per Funded Financing Submission. The Fee Per Funded Financing Submission shall be calculated according to the following table:

Fee Per Funded Financing Submission

Principal Amount Financed
$20,001 & over             [*]
$15,001-$20,000            [*]
$10,001-$15,000            [*]
$7,500-$10,000             [*]

5.2 Not later than September 15, 1998 and the 15th day of each calendar month thereafter through the 15th day of the month following the last Calculation Date, EVRI shall pay AUTOCONNECT an amount equal to the calculated amount (if any) of the sum of the Submission Fees and the Fundings Fees in sections 5.1.1 and 5.1.2.

5.3 Not later than September 15, 1998 and the 15th day of each calendar month thereafter through the 15th day of the month following the last Calculation date, EVRI shall also pay AUTOCONNECT-enrolled U.S. franchise dealers and selected AUTOCONNECT-enrolled independent dealers a "Handling Fee" equal to [*] of the principal amount of any Funded Financing Submission relating to a vehicle sold or leased by such dealer, upon submission from the dealer of an AUTOCONNECT certificate verifying the dealer's enrollment as an AUTOCONNECT enrolled dealer.

5.3.1 AUTOCONNECT shall supply to its enrolled dealers a one-page certificate that includes a unique identification number provided by AUTOCONNECT. Dealers will be required to submit that certificate via facsimile to EVRI as part of the documentation needed to receive the Handling Fee specified in Section 5.3.

5.4 AUTOCONNECT or its independent outside accountants shall have the right, at its expense, upon not less than five business days' written notice and during EVRI's normal business hours, without unreasonably disrupting EVRI's business operations, to inspect and audit the books and records of EVRI, for the purpose of verifying any reports, information or payments due to AUTOCONNECT under this Agreement. If such audit shows that any of EVRI's reports understated the actual amounts due to AUTOCONNECT by more than five percent (5%), then EVRI shall pay to AUTOCONNECT all reasonable costs and expenses ( including the reasonable fees and cost of the auditor and attorneys' fees) which may be incurred by AUTOCONNECT in conducting such audit and collecting such underpayment.

6.  Representations and Warranties

6.1 By AUTOCONNECT. AUTOCONNECT represents and warrants that it owns all of the right, title and interest in the AUTOCONNECT Site and has the right to display to Autoconnect Consumers the content thereof, and that it has the right, power and authority to enter this Agreement and to perform all of its obligations hereunder. AUTOCONNECT further represents and warrants that it has the right to grant the licenses granted by AUTOCONNECT hereunder and that neither the execution and delivery of this Agreement by AUTOCONNECT nor the performance by AUTOCONNECT of its obligations set forth herein will constitute a breach by AUTOCONNECT of any other agreement to which it is a party.

6.2 By EVRI. EVRI represents and warrants that it owns all of the right, title and interest in and to the Co-Branded EVRI Site and has the right to display to Viewers the content thereof, and that it has the right, power and authority to enter this Agreement and to perform all of its obligations hereunder. EVRI further represents and warrants that it has the right to grant the licenses granted by EVRI hereunder, and that neither the execution and delivery of this Agreement by EVRI nor the performance by EVRI of its obligations set forth herein will constitute a breach by EVRI of any other agreement to which it is a party. EVRI further represents and warrants that it has all rights necessary to create and/or host the Co-Branded EVRI Site, and that no content thereon (except any content furnished by AUTOCONNECT) shall violate or infringe any common law or statutory right of any person or other entity including, without limitation, any contractual rights, proprietary rights, trademark, service mark or patent rights, or any rights of privacy or publicity, nor shall it violate any law or regulation, nor shall it be unlawful or defamatory, nor shall it contain any instructions, recipes or formulas that, if implemented, would result in injury.

7.  Indemnification.

7.1 By AUTOCONNECT. AUTOCONNECT agrees to indemnify, defend and forever hold EVRI (and each of its parents, subsidiaries or entities under common ownership or control), and all of their respective present and former officers, members, shareholders, directors, employees, representatives, attorneys, insurers and agents, and its successors, heirs and assigns, harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) arising directly or indirectly out of any breach or alleged breach of its representations and warranties, as set forth in Section 6.1, above, out of any other breach of this Agreement, or out of the negligence or willful misconduct of AUTOCONNECT in connection with the performance of its duties hereunder.

7.2 By EVRI. EVRI agrees to indemnify, defend and forever hold AUTOCONNECT and AUTOCONNECT Affiliates (and each of their parents, subsidiaries or entities under common ownership or control), and all of their respective present and former officers, members, shareholders, directors, employees, representatives, attorneys, insurers and agents, and its successors, heirs and assigns, harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) arising directly or indirectly out of any claim or complaint concerning the information and services provided by EVRI or by third parties to users accessing such information and services through the Co-Branded EVRI Site, or arising directly or indirectly out of any breach or alleged breach of its representations and warranties, as set forth in
Section 6.2, above, out of any other breach of this Agreement or out of the negligence or willful misconduct of EVRI in connection with the performance of its duties hereunder.

7.3 A party entitled to  indemnification  pursuant to this Agreement shall, with respect to any claim made against such indemnified party for which indemnification is available, notify the other party in writing of the nature of the claim as soon as practicable but not more than ten days after the indemnified party receives notice of the assertion of the claim. (The failure by an indemnified party to give notice as provided, above, shall not relieve the indemnifying party of its obligations under this Section 7.3, except to the extent that the failure results in the failure of actual notice and the indemnifying party is damaged as a result of the failure to give notice. Upon receipt of notice of the assertion of a claim, the indemnifying party shall employ counsel reasonably acceptable to the indemnified party and shall assume the defense of the claim. The indemnified party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (a) the employment of counsel by the indemnified counsel has been authorized by the indemnifying party, (b) the indemnified party has been advised by its counsel in writing that there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of the action (in which case the indemnifying party shall not have the right to direct the defense of the action on behalf of the indemnified party), or (c) the indemnifying party has not in fact employed counsel to assume the defense of the action within a reasonable time following receipt of the notice given pursuant to this Section 7.3, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an indemnifying party settle any such action without the written consent of the indemnified party (which consent shall not be unreasonably withheld). No indemnifying party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party a release from all liability with respect to the claim. Each party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by the other party.

8.  Miscellaneous Provisions.

8.1 Notices. All notices, requests, demands, consents, approvals, designations and other communications called for or contemplated by this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered to such party by hand or sent by facsimile transmission (ii) one business day after being sent to such party by overnight courier, or (iii) three business days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), in each case at the address for such party set forth above (or at such other address as such party may designate by notice in the manner aforesaid).

8.2 Entire Agreement, Waivers, Etc. This Agreement constitutes the sole and entire agreement and understanding between the parties hereto, and supersedes all other prior agreements and understandings among them or any of them with respect to the subject matter hereof. No delay on the part of a party in exercising, or partial exercise of, any right, power or privilege hereunder shall operate as a waiver of any privilege or right hereunder or preclude any other or further exercise of any other right, power or privilege. This Agreement may not be amended except by a written agreement executed by the party to be bound thereby.

8.3 Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute one and the same agreement and each of which shall be deemed an original.

8.4 Remedies, Specific Performance. No remedy specifically conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, each and every remedy shall be cumulative and shall be in addition to every other remedy conferred hereunder or now or hereafter existing at law, in equity, or by statute or otherwise, and the election by a party of one or more remedies shall not constitute a waiver of such party's right to pursue any other available remedy or remedies. The parties hereto expressly acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof, and that, accordingly, each party hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy available to such party.

8.5 Rules of Construction. No provision of this Agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof. References to Sections herein include all subsections subsidiary to the Section referred to. Section headings herein have been inserted for convenience of reference only, are not a part of this Agreement and shall not be used in construing this Agreement.

8.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

8.7 Severability. if any provision of this agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect.

8.8 WAIVER OF JURY TRIAL RIGHTS. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY POWER, RIGHT, PRIVILEGE OR REMEDY UNDER OR IN CONNECTION WITH THE AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.9 No Third Party Beneficiaries. It is not the intention of either of the parties to confer, and the Agreement shall not be construed as to confer, any right or benefit upon any person or entity other than the parties and their successors and permitted assigns; and no such other person entity shall have any rights or remedies against either of the parties hereto under or by virtue of this Agreement.

8.10 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

8.11 Confidentiality. Both EVRI and AUTOCONNECT acknowledge that confidential information, including trade secrets, strategies, processes, computer programs and contractual information, may be disclosed to the other party during the course of the Agreement. Each party agrees that it shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of confidential information, other than, by or to its employees or agents who must have access to the confidential information to perform such party's obligations hereunder, who shall each agree to comply with this Section 5 of this Agreement.

8.12 Press Releases. Both parties recognize the value and importance of clear, accurate and consistent public communications regarding the relationship contemplated in this Agreement. Accordingly, EVRI and AUTOCONNECT each agrees that it shall not make any public announcement regarding the cooperative relationship described in this Agreement without the prior approval of the other, both as to timing and substance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


ELECTRONIC VEHICLE                             AUTOCONNECT L.L.C.
REMARKETING, INC.

By:  /s/                                       By:  /s/
  ---------------------------                     ----------------------------
Its:                                           Its:
    -------------------------                      ---------------------------